SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of October 16, 2014 (this “Agreement”), between Windstream Technologies, Inc., a Wyoming corporation (the “Grantor”), and Redwood Management, LLC, in its capacity as collateral agent (the “Collateral Agent”) on behalf of the Secured Parties (as defined below).

The Grantor and certain Purchasers who are, or will hereafter be, party thereto (together with the Collateral Agent, each a “Secured Party” and collectively, the “Secured Parties”), are or will be parties to a certain Securities Purchase Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, each a “Purchase Agreement”), providing, subject to fee terms and conditions thereof, for the purchase of the Debentures (each as defined therein).

Accordingly, the parties hereto agree as follows:

Section 1. Definitions, Terms Generally; Etc.

1.01 Definitions. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreements.

1.02 Certain Uniform Commercial Code Terms. As used herein, the terms “Accession”, “Account”, “As-Extracted Collateral”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”. “Letter-of- Credit Right”, “Payment Intangible”, “Proceeds”, “Promissory Note”, “Software” and “Tangible Chattel Paper” have the respective meanings set forth in Article 9 of the NYUCC, and the terms “Certificated Security”, “Financial Asset”, “Instruction”, “Securities Account”, “Security”, “Security Certificate”, “Security Entitlement” and “Uncertificated Security” have the respective meanings set forth in Article 8 of the NYUCC.

1.03 Additional Definitions. In addition, as used herein:

“Collateral” has the meaning assigned to such term in Section 3.

“Contingent Secured Obligations” means obligations of the Grantor in respect of any claim that may be payable to the Secured Party by the Grantor under any Transaction Document that is not yet due and payable.

“Copyright Collateral” means all Copyrights of the Grantor, whether now owned or hereafter acquired by the Grantor, including each Copyright identified in Annex 4.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

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“Default” means any of the following events: (a) any of the Secured Obligations shall have been declared, or shall become, due and payable prior to the stated maturity therefor, (b) the Grantor shall fail to pay when due any principal amount in respect of a Secured Obligation, (c) the Grantor shall fail to pay any interest, fees, commissions, indemnities, costs and other expenses in respect of any Secured Obligations for three or more business days after the date on which such amounts first become due or (d) any event of default or termination (however described) under any Transaction Document shall occur and be continuing.

“Foreign Subsidiary” means any subsidiary of the Grantor with respect to which the Collateral Agent determines that a pledge of more than 66-2/3% of the total number of shares of voting stock of such subsidiary would result in material adverse tax consequences under Section 956 of the Code.

“Initial Pledged Shares” means the Shares of each Issuer beneficially owned by the Grantor on the date hereof and identified in Annex 3 (Part A).

“Intellectual Property” means, collectively, all Copyright Collateral, all Patent Collateral, all Trademark Collateral and all improvements, modifications, derivative works now known or later developed related thereto, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to the Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, source code computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by the Grantor; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by the Grantor in respect of any of the items listed above.

“Issuers” means, collectively, (a) the respective Persons identified on Annex 3 (Part A) under the caption “Issuer”, (b) any other Person that shall at any time be a subsidiary of the Grantor, and (c) the issuer of any equity securities hereafter owned by the Grantor.

“Liens” means any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, if the title thereto is governed by a certificate of title or ownership.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

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“Patent Collateral” means all Patents of the Grantor, whether now owned or hereafter acquired by the Grantor, including each Patent identified in Annex 5, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Permitted Lien” means (a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles; (b) carriers’, warehousemen’s, mechanic’s, material men’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) Liens created with respect to the financing of the purchase of new property in the ordinary course of the Grantor’s business up to the amount of the purchase price of such property; (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real properly imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected; (g) Liens held by the City of North Vernon, Indiana, to secure the outstanding loan owed by the Grantor to the City of North Vernon, Indiana, and (h) Liens which are junior to the Lien held by the Secured Parties hereunder.

“Pledged Shares” means, collectively, (i) the Initial Pledged Shares and (ii) all other Shares of any Issuer now or hereafter owned by the Grantor, together in each case with (a) all certificates representing the same, (b) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and (c) without prejudice to any provision of any of the Transaction Documents prohibiting any merger or consolidation by an Issuer, all Shares of any successor entity of any such merger or consolidation.

“Secured Obligations” means, collectively, the obligations of the Grantor to the Secured Parties in respect of the principal of and interest on any amounts owed to the Secured Parties under the Transaction Documents, and all other amounts from time to time owing to the Secured Parties by the Grantor under the Transaction Documents, together with in each case interest thereon and expenses relating thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to the Grantor under the United States Bankruptcy Code or any other bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

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“Shares” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person.

“Trademark Collateral” means all Trademarks of the Grantor, whether now owned or hereafter acquired by the Grantor, including each Trademark identified in Annex 6, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

Section 2. Representations and Warranties. The Grantor represents, warrants and covenants to the Secured Party that:

2.01 Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of the Grantor as of the date hereof are correctly set forth in Annex 1. Said Annex 1 correctly specifies (a) the place of business of the Grantor or, if the Grantor has more than one place of business, the location of the chief executive office of the Grantor and (b) each location where any financing statement naming the Grantor as debtor is currently on file.

2.02 Changes in Circumstances. The Grantor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9 307 of the NYUCC), (b) except as specified in Annex 1, heretofore changed its name, or (c) except as specified in Annex 2, heretofore become a “new debtor” (as defined in Section 9 102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.03 Pledged Shares.

(a) The Initial Pledged Shares constitute (i) 100% of the issued and outstanding Shares of each Issuer other than a Foreign Subsidiary beneficially owned by the Grantor on the date hereof (other than any Shares held in a Securities Account referred to in Annex 7), whether or not registered in the name of the Grantor and (ii) in the case of each Issuer that is a Foreign Subsidiary, (A) 65% of the issued and outstanding shares of voting stock of such Issuer and (B) 100% of all other issued and outstanding shares of capital stock of whatever class of such Issuer beneficially owned by the Grantor on the date hereof, in each case whether or not registered in the name of the Grantor. Annex 3 (Part A) correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Shares and (in the case of any corporate Issuer) the respective class and par value of such Shares and the respective number of such Shares (and registered owner thereof) represented by each such certificate.

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(b) The Initial Pledged Shares are, and all other Pledged Shares in which the Grantor shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non assessable (in the case of any Shares issued by a corporation) and (ii) duly issued and outstanding (in the case of any equity interest in any other entity), and none of such Pledged Shares are or will be subject to any contractual restriction, or any restriction under the charter, by laws, partnership agreement or other organizational instrument of the respective Issuer thereof, upon the transfer of such Pledged Shares (except for any such restriction contained herein or in the Transaction Documents, or under such organizational instruments).

2.04 Promissory Notes. Annex 3 (Part B) sets forth a complete and correct list of all Promissory Notes (other than any held in a Securities Account referred to in Annex 7) held by the Grantor on the date hereof having an aggregate principal amount in excess of $50,000.

2.05 Intellectual Property.

(a) Annexes 4, 5 and 6, respectively, set forth a complete and correct list of all copyright registrations, patents, patent applications, trademark registrations and trademark applications owned by the Grantor on the date hereof (or, in the case of any supplement to said Annexes 4, 5 and 6, effecting a pledge thereof, as of the date of such supplement).

(b) Except pursuant to licenses and other user agreements entered into by the Grantor in the ordinary course of business that are listed in said Annexes 4, 5 and 6 (including as supplemented by any supplement effecting a pledge thereof), the Grantor has done nothing to authorize or enable any other Person to use any Copyright, Patent or Trademark listed in said Annexes 4, 5 and 6 (as so supplemented), and all registrations listed in said Annexes 4, 5 and 6 (as so supplemented) are, except as noted therein, in full force and effect.

(c) To the Grantor’s knowledge, (i) except as set forth in said Annexes 4, 5 and 6 (as supplemented by any supplement effecting a pledge thereof), there is no violation by others of any right of the Grantor with respect to any Copyright, Patent or Trademark listed in said Annexes 4, 5 and 6 (as so supplemented), respectively, and (ii) the Grantor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings alleging such infringement have been instituted or are pending against the Grantor and no written claim against the Grantor has been received by the Grantor, alleging any such violation, except as may be set forth in said Annexes 4, 5 and 6 (as so supplemented).

(d) The Grantor does not own any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.

2.06 Deposit Accounts and Securities Accounts. Annex 7 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts of the Grantor on the date hereof.

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2.07 Commercial Tort Claims. Annex 8 sets forth a complete and correct list of all commercial tort claims of the Grantor in existence on the date hereof.

2.08 Fair Labor Standards Act. Any goods now or hereafter produced by the Grantor or any of its subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

Section 3. Collateral. As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations in accordance with the term of the Transaction Documents, the Grantor hereby pledges and grants to the Collateral Agent, for the ratable benefit of the Secured Parties, as hereinafter provided a first priority (subject to Permitted Liens security interest in all of the Grantor’s right, title and interest in, to and under the following property, i each case whether tangible or intangible, wherever located, and whether now owned by the Grantor c hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being collectively referred to herein as “Collateral”):

(a) all Accounts;

(b) all As-Extracted Collateral;

(c) all Chattel Paper;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles;

(i) all Goods not covered by the other clauses of this Section 3;

(j) the Pledged Shares;

(k) all Instruments, including all Promissory Notes;

(1) all Intellectual Property;

(m) all Inventory;

(n) all Investment Property not covered by other clauses of this Section 3, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto an Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

(o) all Letter-of-Credit Rights;

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(p) all commercial tort claims, as defined in Section 9-102(a)(13) of the NYUCC, arising out of the events described in Annex 8;

(q) all other tangible and intangible personal property whatsoever of the Grantor; and

(r) all Proceeds of any of the Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Grantor or any computer bureau or service company from time to time acting for the Grantor),

IT BEING UNDERSTOOD, HOWEVER, that (A) in the case of any of the foregoing that consists of general or limited partnership interests in a general or limited partnership, the security interest hereunder shall be deemed to be created only to the maximum extent permitted under the applicable organizational instrument pursuant to which such partnership is formed, (B) in no event shall the security interest granted under this Section 3 attach to any lease, license, contract, property rights or agreement to which the Grantor is a party (or to any of its rights or interests thereunder) if the grant of such security interest would constitute or result in either (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction), and (C) the security interest created hereby in Shares constituting voting stock of any Issuer that is a Foreign Subsidiary shall be limited to that portion of such voting stock that does not exceed 65% of the aggregate issued and outstanding voting stock of such Issuer.

Section 4. Intentionally Omitted.

Section 5. Further Assurances; Remedies. In furtherance of the grant of the security interest pursuant to Section 3, the Grantor hereby agrees with the Collateral Agent and the other Secured Parties as follows:

5.01 Delivery and Other Perfection. The Grantor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable in the judgment of the Collateral Agent (including, without limitation, any filings that may be required by the United States Patent and Trademark Office (the “USPTO”) and the United States Copyright Office in order to perfect the security interest granted by the Grantor in and to the Intellectual Property) to create, preserve, perfect, maintain the perfection of or validate the first priority (subject to Permitted Liens) security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

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(a) if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by the Grantor, forthwith (x) deliver to the Collateral Agent the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral and (y) take such other action as the Collateral Agent may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

(b) promptly from time to time deliver to the Collateral Agent any and all Instruments constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request; provided that (other than in the case of the promissory notes described in Annex 3 (Part B)) so long as no Default shall have occurred and be continuing, the Grantor may retain for collection in the ordinary course any Instruments received by the Grantor in the ordinary course of business and the Collateral Agent shall, promptly upon request of the Grantor, make appropriate arrangements for making any Instrument delivered by the Grantor available to the Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Collateral Agent, against trust receipt or like document);

(c) promptly from time to time enter into such control agreements, each in form and substance reasonably acceptable to the Collateral Agent, as may be required to perfect the security interest created hereby in any and all Deposit Accounts, Investment Property, Electronic Chattel Paper and Letter- of-Credit Rights, and will promptly furnish to the Collateral Agent true copies thereof;

(d) promptly from time to time upon the request of the Collateral Agent, execute and deliver such short-form security agreements as the Collateral Agent may reasonably deem necessary or desirable to protect the interests of the Secured Parties in respect of that portion of the Collateral consisting of Intellectual Property;

(e) promptly upon request of the Collateral Agent, cause the Collateral Agent to be listed as the lienholder on any certificate of title or ownership covering any Motor Vehicle (other than Motor Vehicles constituting Inventory) and within 120 days of such request deliver evidence of the same to the Collateral Agent;

(f) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement; and

(g) permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at the Grantor’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Grantor with respect to the Collateral, all in such manner as the Collateral Agent may require.

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5.02 Other Financing Statements or Control. Except as otherwise permitted under the Transaction Documents, other than with respect to Permitted Liens, the Grantor shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole secured party, or (b) cause or permit any Person other than the Collateral Agent or a Secured Party to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

5.03 Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

5.04 Special Provisions Relating to Certain Collateral.

(a) Pledged Shares.

(i) The Grantor will cause the Pledged Shares to constitute at all times (1) 100% of die total number of Shares of each Issuer other than a Foreign Subsidiary then outstanding owned by the Grantor and (2) in the case of any Issuer that is a Foreign Subsidiary, 65% of the total number of shares of voting stock of such Issuer and 100% of the total number of shares of all other classes of capital stock of such Issuer then issued and outstanding owned by the Grantor.

(ii) So long as no Default shall have occurred and be continuing, the Grantor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the Transaction Documents or any other instrument or agreement referred to herein or therein, provided that the Grantor agrees that it will not vote the Pledged Shares in any manner that is inconsistent with the terms of this Agreement, the Transaction Documents or any such other instrument or agreement; and the Collateral Agent shall execute and deliver to the Grantor or cause to be executed and delivered to the Grantor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the rights and powers that it is entitled to exercise pursuant to this Section 5.04(a)(ii).

(iii) Unless and until a Default shall have occurred and be continuing, the Grantor shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Shares paid in cash out of earned surplus.

(iv) intentionally omitted.

(b) Intellectual Property.

(i) For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 5.05 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by the Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

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(ii) Notwithstanding anything contained herein to the contrary, but subject to any provision of the Transaction Documents that limit the rights of the Grantor to dispose of its property, so long as no Default shall have occurred and be continuing, the Grantor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Grantor. In furtherance of the foregoing, so long as no Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of the Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that the Grantor shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations and the expiration and termination of all obligations of the Secured Parties to the Grantor, or earlier expiration of this Agreement or release of the Collateral, the Collateral Agent shall grant back to the Grantor the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 5.05 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantor in accordance with the first sentence of this clause (ii).

(iii) The Grantor shall deliver a copy of an updated source code as soon as reasonably practicable after such update to the source code is made available.

(iv) The Grantor shall, within three (3) Business Days after the date hereof, escrow in a manner satisfactory to Beas and the Collateral Agent, cash in an amount equal to the total amount owed to Beas for its services with respect to updating the source code. The Grantor and Beas shall provide written evidence thereof promptly thereafter.

(c) Chattel Paper. The Grantor will (i) deliver to the Secured Party each original of each item of Chattel Paper at any time constituting part of the Collateral, and (ii) cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Secured Party, indicating that such Chattel Paper is subject to the security interest granted hereby and that purchase of such Chattel Paper by a Person other than the Secured Party without the consent of the Secured Party would violate the rights of the Secured Party.

5.05 Remedies.

(a) Rights and Remedies Generally upon Default. If a Default shall have occurred and is continuing, and any Purchaser or the Grantor shall have notified the Collateral Agent in writing thereof, the Collateral Agent, on behalf of the Secured Parties, shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Grantor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing, the Collateral Agent may:

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(i) in its discretion, in its name or in the name of the Grantor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii) make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii) require the Grantor to notify (and the Grantor hereby authorizes the Collateral Agent to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Collateral Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Collateral Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by the Grantor they shall be held in trust by the Grantor for the benefit of the Collateral Agent and as promptly as possible remitted or delivered to the Collateral Agent for application as provided herein);

(iv) require the Grantor to assemble the Collateral at such place or places, reasonably convenient to the Collateral Agent and the Grantor, as the Collateral Agent may direct;

(v) intentionally omitted;

(vi) require the Grantor to cause the Pledged Shares to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any of such Pledged Shares is transferred into its name or the name of its nominee, the Collateral Agent will thereafter promptly give to the Grantor copies of any notices and communications received by it with respect to such Pledged Shares); and

(vii) sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Collateral Agent, any Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantor, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

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The Proceeds of each collection, sale or other disposition under this Section 5.05, including by virtue of the exercise of any license granted to the Secured Party in Section 5.04(b), shall be applied in accordance with Section 5.09.

(b) Certain Securities Act Limitations. The Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Secured Parties than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c) Notice. The Grantor agrees that to the extent the Collateral Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten business days’ notice shall be deemed to constitute reasonable prior notice.

5.06 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Grantor shall remain liable for any deficiency.

5.07 Locations; Names, Etc. Without at least 30 days’ prior written notice to the Collateral Agent, the Grantor shall not (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Annex 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

5.08 Private Sale. The Collateral Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 conducted in a commercially reasonable manner. The Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

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5.09 Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this Section 5.09, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under Section 3 or this Section 5, shall be applied by the Collateral Agent:

First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Collateral Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Collateral Agent in connection therewith;

Next, to the payment in full of the Secured Obligations (or, in the case of any Contingent Secured Obligations, to the provision of cover as provided below), in such order as the Collateral Agent shall in its sole discretion determine; and

Finally, to the payment to the Grantor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

5.10 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to any Secured Party or the Collateral Agent while no Default has occurred and is continuing, upon the occurrence and during the continuance of any Default the Collateral Agent is hereby appointed the attorney-in-fact of the Grantor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

5.11 Perfection and Recordation. The Grantor hereby authorizes the Collateral Agent to (a) file Uniform Commercial Code financing statements describing the Collateral as “all assets” or “all personal property and fixtures” of the Grantor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3), (b) file all necessary agreements, documents, applications and instruments with the USPTO and/or the United States Copyright Office necessary or desirable for the Collateral Agent to perfect, monitor and maintain the first priority (subject to Permitted Liens) security interest in the Intellectual Property granted by the Grantor under this Agreement, and (c) take possession of Collateral and/or take any other action necessary in order for the Collateral Agent to perfect its first priority (subject to Permitted Liens) security interest in the Collateral.

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5.12 Termination. When all Secured Obligations shall have been paid in full and all obligations of the Collateral Agent to the Grantor shall have expired or terminated, this Agreement shall terminate, and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Grantor and to be released and canceled all licenses and rights referred to in Section 5.04(b). The Collateral Agent shall also, at the expense of the Grantor, execute and deliver to the Grantor upon such termination such Uniform Commercial Code termination statements, certificates for terminating the liens on the Motor Vehicles and such other documentation as shall be reasonably requested by the Grantor to effect the termination and release of the liens on the Collateral as required by this Section 5.12. For avoidance of doubt, following a termination of this Agreement in accordance with this Section 5.12, there shall be no collateral securing the Debentures.

5.13 Further Assurances. The Grantor agrees that, from time to time upon the written request of the Secured Party, the Grantor will execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement. The Collateral Agent shall release any lien covering any asset that has been disposed of in accordance with the provisions of the Transaction Documents.

Section 6. Miscellaneous.

6.01 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THE TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THE INTERPRETATION, ENFORCEMENT AND DEFENSE OF THE TRANSACTIONS CONTEMPLATED BY ANY OF THE TRANSACTION DOCUMENTS (WHETHER BROUGHT AGAINST A PARTY HERETO OR ITS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES OR AGENTS) SHALL BE COMMENCED IN THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, COUNTY OF NEW YORK (THE “NEW YORK COURTS”). EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE NEW YORK COURTS FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUITE, ACTION OR PROCEEDING, ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH NEW YORK COURTS, OR SUCH NEW YORK COURTS ARE IMPROPER OR INCONVENIENT VENUE FOR SUCH PROCEEDING. EACH PARTY HEREBY IRREVOCABLY WAIVERS PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THE TRANSACTION DOCUMENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IF EITHER PARTY SHALL COMMENCE A PROCEEDING TO ENFORCE ANY PROVISION OF THE TRANSACTION DOCUMENTS, THEN THE PREVAILING PARTY IN SUCH ACTION OR PROCEEDING SHALL BE REIMBURSED FOR ITS REASONABLE ATTORNEYS’ FEES AND OTHER REASONABLE COSTS AND EXPENSES INCURRED IN THE INVESTIGATION, PREPARATION AND PROSECUTION OF SUCH ACTION OR PROCEEDING.

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6.2 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVERS FOREVER TRIAL BY JURY.

6.3 Amendments. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Grantor and the Collateral Agent.

6.4 Agents and Attorneys in Fact. The Collateral Agent may employ agents and attorneys in fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected in good faith.

6.5 No Novation; Continuation of Security Interests. The Grantor hereby agrees that (a) this Agreement amends and restates and is substitute for (and is not executed in payment or novation of) the Existing Security Agreement, (b) the security interests granted under the Existing Security Agreement shall continue uninterrupted under this Agreement and (c) the security interests granted under the Existing Security Agreement continue in effect as security for the “Debt” under, and as defined in the Existing Security Agreement.

6.6 Expenses. Grantor shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Secured Parties in connection with the custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Secured Obligations which are not performed as and when required by this Agreement.

6.7 Indemnification. The Grantor agrees to pay, indemnify and hold harmless each of the Collateral Agent and its Affiliates, agents, sub-agents and attorneys-in-fact and their respective officers, directors, employees, agents and advisors, from and against any and all obligations, claims, damages, losses, penalties, suits, costs, liabilities and expenses (including, without limitation, the costs, fees and expenses of its legal counsel and of any experts and agents) that may at any time be imposed on, incurred by or asserted or awarded against any such Person, in each case arising out of or in connection with or resulting from this Agreement or the other Transaction Documents, as applicable, except (i) to the extent that such claim, damage, loss, liability or expense is caused by the indemnified party’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction and (ii) those costs and expenses which are expressly for the account of the Collateral Agent according to Section 9.7 of the Purchase Agreements. The foregoing indemnity in this Section shall survive any resignation of the Collateral Agent.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

WINDSTREAM TECHNOLOGIES, INC., as Grantor

By:	/s/ Dan Bates
Name:	Dan Bates
Title:	President

REDWOOD MANAGEMENT, LLC, as Collateral Agent

By:	/s/ John De Noble
Name:	John De Noble
Title:	Manager

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ANNEX 1

FILING DETAILS

[See Sections 2.01 and 2.02 and 5.07]

Windstream Technologies, Inc.

819 Buckeye Street

North Vernon, Indiana 47265

Phone number: 812-953-1481

IRS Employer Number: 98-0178621

Annex 1 to Security Agreement

ANNEX 2

NEW DEBTOR EVENTS

[See Section 2.02]

On June 1, 2014, the Company entered into a subscription agreement with one accredited investor for the issuance of a convertible promissory note in the aggregate principal amount of $400,000, which is convertible into shares of common stock of the Company at $0.40 per share, and a warrant entitling the holder to purchase up to an aggregate of 50,000 of shares of common stock of the Company at $0.40 per share. The warrant has a term of three years and vested immediately. The note bears interest at 12% for the first ninety days of the term and then bears interest at 18% for the next nine months. The note is due in one year. In connection with this transaction, a major shareholder and a related party (the “Pledgor”) signed a pledge and security agreement, which grants a security interest in one million shares of the Company’s common stock owned by the Pledgor.

On September 26, 2014, the Company entered into a subscription agreement with an accredited investor for the issuance of a convertible promissory note in the aggregate principal amount of $550,000, in exchange for $250,000 in cash at closing, investor notes payable to the Company of $250,000 and $50,000 of original issue discount interest. The note is convertible into shares of common stock of the Company at $0.80 per share or a price determined by a formula using the lowest bid price of the Company’s common stock for a period preceding the date of conversion. In addition, warrants entitling the accredited investor to purchase shares of common stock at a price of the investors’ notes, $250,000, plus original issue discount interest of $25,000 at a price driven by the market price of the Company’s common stock at the time of conversion. The warrants have a term of five years and vest immediately. Principal payments on the note are due starting six months from the date of the note in the amount of $68,750 and will be paid in cash or by converting the amount due in to common shares of the Company’s stock. The note bears interest at 10% per annum and any unpaid principal and accrued interest is due in full in thirteen months.

On October 9, 2014, the Company entered into a subscription agreement with an accredited investor for the issuance of a convertible promissory note in the aggregate principal amount of $200,000, in exchange for $100,000 in cash at closing, additional amounts due to the Company at the accredited investor’s discretion and $20,000 of original issue discount interest. The note is convertible into shares of common stock of the Company at $0.80 per share or a price determined by a formula using the lowest bid price of the Company’s common stock for a period preceding the date of conversion. In addition, warrants entitling the accredited investor to purchase 199,396 shares of the Company’s common stock at a price driven by the market price of the Company’s common stock at the time of conversion. The warrants have a term of five years and vest immediately. The note bears interest at 10% per annum and any unpaid principal and accrued interest is due in full in one year.

The Company is currently evaluating the embedded conversion features within these two convertible debt agreements under ASC 815 “Derivatives and Hedging” and will determine whether the embedded conversion feature or the warrants qualify for derivative accounting. Additionally, both instruments will be evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion features.

Annex 2 to Security Agreement

ANNEX 3

PLEDGED SHARES AND PROMISSORY NOTES

[See definition of “Issuers” in Section 1.03 and Sections 2.03,3(j), 3(k) and 5.01(b)]

Balances at 9/30/2014
Line of Credit
GBC International Bank	$1,849,757

ST Convertible Notes Payable
Lion Order LLC	$350,000
Orberal International Inc.	$400,000
Typenex Co-investors, LLC	$550,000
SUBTOTAL	$1,300,000
Discount
Orbel International Inc.	$(266,668)
SUBTOTAL	$(266,668)
TOTAL	$1,033,332

Related Party Notes Payable
Dan Bates	$182,500

Third Party Notes Payable	50,000
Steve Brown Lacksis	$50,000
Blue Sky Projects	$250,000
Rick Sackheim	$50,000
Ryan Keating	$50,000
Brad Stewart—CHI GROUP	$200,000
TOTAL	$600,000

Notes Payable
City of North Vernon	$1,340,000

Annex 3 to Security Agreement

ANNEX 4

LIST OF COPYRIGHTS, COPYRIGHT REGISTRATIONS AND

APPLICATIONS FOR COPYRIGHT REGISTRATIONS

[See definition of “Copyright Collateral” in Section 1.02 and Section 2.04]

NONE

Annex 4 to Security Agreement

ANNEX 5

LIST OF PATENTS AND PATENT APPLICATIONS

[See definition of “Patent Collateral” in Section 1.02 and Section 2.05]

United States Patent:       8,536,720

September 17, 2013

Modular wind energy unit with simple electronic connections.

United States Patent:       8,823,194

September 2, 2014

Modular alternative energy unit.

 Annex 5 to Security Agreement

 ANNEX 6

LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,

TRADEMARK AND SERVICE MARK REGISTRATIONS AND

APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS

[See definition of “Trademark Collateral” in Section 1.02 and Section 2.04]

Windstream Technologies
Word mark
Filing Date:	October 17, 2013

Solar Mill
Word mark
Filing Date:	September 23, 2013
Registration Date:	June 3, 2014

TowerMill
Word mark
Filing Date:	January 13, 2014

TurboMills
Word mark
Filing Date:	November 11, 2009
Registration Date:	March 20, 2012

TurboMill
Word mark
Filing Date:	November 11, 2009
Registration Date:	June 28, 2011

 Annex 6 to Security Agreement

ANNEX 7

LIST OF DEPOSIT ACCOUNTS, AND SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

[See Sections 2.03 and 2.06]

Account Number: 9002061622

Old National Bank

P.O. Box 718

Evansville, Indiana 47705

Account Number: 26838312

GBC International Bank

5670 Wilshire Boulevard

Suite 1780

Los Angeles, Ca. 90036

Annex 7 to Security Agreement

ANNEX 8

LIST OF COMMERCIAL TORT CLAIMS

[See Sections 2.07 and 3(p)]

NONE

Annex 8 to Security Agreement